Exhibit 10.2

DEBT PURCHASE AND ASSIGNMENT AGREEMENT

This Debt Purchase and Assignment Agreement (the “Agreement”) is made and entered into effective as of January 30 2025, by and between Bearcreek Resources, a Montana corporation (“Holder”), and the party executing this Agreement below as assignee (“Assignee”).

RECITALS

WHEREAS, the International Endeavors Corporation, a Nevada corporation (“IDVV”), is currently indebted to the Holder in the principal amount of $65,000, pursuant to that certain Irrevocable Promissory Note dated as of November 17, 2019 (the “Note”), in favor of Holder, a true and correct copy of the Note being attached hereto as Exhibit A; and

WHEREAS, the Note became due and payable on November 17, 2020, and is convertible into shares of the IDVV’s common stock, par value $0.001, in accordance with the terms and conditions of the Note; and

WHEREAS, Assignee desires to purchase the Note from Holder and Holder desires to sell the Note to Assignee, on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.	Transfer and Assignment. Holder hereby irrevocably sells, assigns and transfers to Assignee all of Holder’s rights, title and ownership in and to the Note, and the right to collect all sums now due thereunder, free and clear of all liens, claims, pledges, mortgages, restrictions, obligations, security interests and encumbrances of any kind, nature and description. Hereafter, Holder disclaims any further interest in the Note. In conjunction with the assignment, Holder represents and warrants that:
1.1.	Holder is the beneficial owner of the Note, and the Note is free and clear of all mortgages, pledges, restrictions, liens, charges, encumbrances, security interests, obligations or other claims. The Note is currently outstanding and represents a bona fide debt obligation of the Company; and
1.2.	Holder has the right, power and authority to execute this Assignment;
1.3.	The Note has not been amended or modified; and
1.4.	That no act or omission on the part of the Holder or the Company, has occurred, which would constitute a default under the Note.
2.	Consideration. Consideration for the Purchase of the Note shall be $20,000 and other good and valuable consideration, which shall be due at the Closing (defined below) hereunder.
3.	Closing. The closing of the transactions contemplated by this Agreement shall occur simultaneously with that certain Stock Purchase Agreement whereby Raymond Valdez, Chief Executive Officer would sell all voting control preferred shares of IDVV (the “Closing”).
4.	Entire Agreement. This Agreement embodies the entire agreement between Holder and Assignee and supersedes any prior agreements, whether written or oral with respect to the subject matter thereof.
5.	Successors. This Agreement shall be binding upon and shall inure to the benefit of each of the parties to this Agreement and each of their respective successors and assigns.
6.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon and all of which together shall constitute one instrument.

[ SIGNATURE PAGE FOLLOWS ]

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IN WITNESS WHEREOF, the parties hereto have caused this Debt Purchase and Assignment Agreement to be duly executed and delivered as of the date first written above.

ASSIGNEE:

Zenith (Hong Kong) Engineering Limited

By: /s/ PUN, Ah Keung

Name: PUN, Ah Keung

Title: Director

APPROVED AND ACCEPTED:

INTERNATIONAL ENDEAVORS CORPORATION

By: /s/ Raymond Valdez

Raymond Valdez, Chief Executive Officer

HOLDER:

Bearcreek Resources, Inc.

a Montana corporation

By: /s/ Gabe Grabowski

Name: Gabe Grabowski

Title: Bearcreek Resources - Pres

Signature Page to Debt Purchase and Assignment Agreement dated January 30, 2025

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EXHIBIT A

Copy of Irrevocable Promissory Note dated as of November 17, 2019 (the “Note”), in favor of Bearcreek Resources, a Montana corporation, in the principal amount of $65,000

IRREVOCABLE PROMISSORY NOTE

$65,000.00	November 17th, 2019

For value received the undersigned, International Endeavors Corporation, a Nevada Corporation, as maker, irrevocably promises to pay without set off, deduction or counterclaim of any kind or nature to Bearcreek Resourses, a Montana Corporation at such place as may be designated in writing by Payee, the principal sum of SIXTY FIVE THOUSAND DOLLARS ($65,000.00) together with interest thereon at a rate of 8% per annum based upon a 365 day year, on all amounts disbursed. Principal and Interest is to be paid in lawful money of the United States as follows:

The sum of $65,000.00 shall be due and payable on the 17th day of November 2020. This note may be converted to common stock of the company using the following conversions based on a 25 trading day look back period at the option of the Payee.

1)	If the stock closes at a price above .02 the stock shall convert at .005 per share.
2)	If the stock closes at a price of less than .002 the stock shall convert at .0005 per share.
3)	If the stock closes at a price of less than .001 the stock shall convert at .0001 per share.

This Note may NEVER be converted to an amount greater than 9.9% of the issued and outstanding common shares or a control position.

In the event that any payment of principal or interest is not made within thirty (30) days after the due date, the entire remaining unpaid principal and all accrued interest shall become immediately due and payable at the option of the Payee. This note shall also become immediately due and payable at the option of the Payee upon the happening of any default or event by which, under the terms of the irrevocable promissory note/and or other security Instruments securing this note hereinafter referred to, this note may or shall become due and payable.

This note may be prepaid in whole or in part without penalty. All payments made upon this note shall be applied first to the payment of accrued interest and, the balance, if any, shall be applied to reduce the principal amount remaining.

The Maker and all endorsers now or hereafter becoming parties hereto, jointly and severally waive presentment and demand for payment, notice of dishonor, protect and notice of protest of this note.

The Maker agrees to pay all costs and expenses of collection of this Note incurred by Payee, in or out of Court, and including all Court related costs and expenses and reasonable attorneys fees (Including fees for Paralegals and legal assistants) and disbursements (and including such costs, fees and disbursements incurred on appeal of any litigation).

No delay by the holder in enforcing any covenant or right hereunder shall be deemed a waiver of such covenant or rights, and no waiver by Payee of any particular provision hereof shall be deemed a waiver of any other provision or a continuing waiver of such particular provision, and except as so expressly waived, all provisions hereof shall continue in full force and effect.

This Note is deemed irrevocable and may not be changed or terminated orally.

Agreed to this day November 17th , 2019

On behalf of: International Endeavors Corporation

/s/ Nathan Engel

Nathan Engel - President

International Endeavors Corporation

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